MR. MARK NORRIS JOINS WESCORP ENERGY BOARD OF DIRECTORS

CALGARY, ALBERTA, CANADA - (MARKET WIRE) 03.07.2007

Wescorp Energy (OTCBB: WSCE) is pleased to announce the appointment of Mark Norris to the Board of Directors. Mr. Norris, a successful Edmonton businessman, has also completed a term in the Alberta Provincial Government Cabinet serving as Minister of Economic Development.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an energy services and engineering company committed to commercializing new technologies intended to increase existing production while also increasing economically recoverable petroleum reserves. The company has the drilling, production, and process optimization expertise to deliver technology solutions to market in a timely, economic and environmentally friendly manner.

Our Flowstar Technologies Inc. division (www.flowstardcr.com) produces advanced natural gas and gas liquids measuring devices based on a patented turbine-based Digital Chart Recorder (DCR) metering system. DCR meters are self-contained, energy-efficient units with integrated flow computers that are more accurate, easy to install and cost-effective than conventional flow-metering systems. They install directly near the well-head and do not require external power, metering loops, heated shelters or alcohol injectors to protect them from weather condition to -50°C.

Ellycrack AS, a Norwegian corporation with which we have a binding agreement to enter into a joint-venture (www.ellycrack.com), is providing a permanent heavy oil upgrading pre-processing technology enabling low-cost transport to the refinery. In addition to the arrangement for a joint venture, we also own an approximate 13% equity interest in Ellycrack AS.

Wescorp shares currently trade on the NASD-OTC Bulletin Board under the symbol "WSCE".

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

FOR FURTHER INFORMATION PLEASE CONTACT:

David Jones,
Investor Relations
Wescorp Energy Inc.
Toll Free:  1.877.247.1975
Direct: 1.705.845.0933
Email: djones@wescorpenergy.com